UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 13, 2010

AnchorBanCorp Wisconsin, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation)	000-20006 (Commission File Number)	39-1726871 (IRS Employer Identification No.)

25 West Main Street, Madison, Wisconsin	53703
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 608-252-8982

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     On May 13, 2010, the Audit Committee Chair of Anchor BanCorp Wisconsin, Inc. (the “Company”), as previously authorized by the Company’s board of directors, concluded based upon the recommendation of management and the findings of a recent internal financial review of the accounting for FDIC insurance premiums at its wholly-owned subsidiary, AnchorBank, fsb (the “Bank”), that the Company’s previously filed consolidated financial statements as of and for the three quarters ending June 30, 2009, September 30, 2009 and December 31, 2009, as reported in its Quarterly Reports on Form 10-Q, as well as the Company’s previously issued earnings release for each affected quarter, can no longer be relied upon and would be restated based on the adjusted additional accrued FDIC insurance premiums. As a result of the foregoing, the Company expects to incur an additional loss in the range of $1.2 million to $3.2 million for each quarter under restatement for a total loss of approximately $6.6 million. The impact of the restatement will have no change on the Bank’s regulatory capital ratio classification for any affected quarters. Representatives of the Board and members of the Company’s executive management discussed the matters disclosed in this Item 4.02(a) with McGladery and Pullen, LLP, its independent registered public accounting firm.
     Management is also assessing the effect of this restatement on its internal controls over financial reporting and disclosure controls and procedures. Management does not expect to reach a conclusion on its internal controls over financial reporting and disclosure controls and procedures until the completion of the restatement process.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AnchorBanCorp Wisconsin, Inc. (Registrant)
May 17, 2010	/s/ DALE C. RINGGENBERG
(Date)	Dale C. Ringgenberg
Senior VP, CFO